EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between CEP Services Company, Inc., a Delaware corporation (the “Company”), Stephen R. Brunner (“Executive”) and, solely for the limited purpose set out in Section 7(m) of this Agreement, Constellation Energy Partners LLC, a Delaware limited liability company (“CEP”).

WHEREAS, the Company is a wholly owned subsidiary of CEP;

WHEREAS, the Company and Executive previously entered into an Employment Agreement, effective as of May 1, 2009 (the “Original Agreement”); and

WHEREAS, in August 2011, Constellation Energy Group, Inc. (“CEG”) sold all of the Class A Units and Class B Units of CEP that it beneficially owned to PostRock Energy Corporation, which resulted in a Class A Event having occurred under the Original Agreement; and

WHEREAS, in March 2012, CEG consummated a merger with Exelon Corporation, which also resulted in a Class A Event having occurred under the Original Agreement; and

WHEREAS, the Company and Executive desire to amend the Original Agreement to (i) address the impact of the foregoing transfers of equity interests by CEG and of CEG on the change of control provisions set forth in the Original Agreement, (ii) extend the term of the Original Agreement by two years and (iii) make certain other revisions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.

DEFINITIONS AND INTERPRETATIONS

(a)	Definitions.

(i) “Affiliate” means, with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a “Person”), any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” means (i) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (ii) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (iii) any Person controlled by or under common control with any one or more of such Person and the Persons described in clauses (i) or (ii) preceding.

(ii) “Annual Base Salary” means, as of a specified date, Executive’s annual base salary as of such date determined pursuant to Section (a).

(iii) “Annual Compensation” means, as of particular date, an amount equal to:

(A) the Target-Level Bonus for the year in which such date falls; plus

(B) the greater of:

i) Executive’s Annual Base Salary at the annual rate in effect on the date of his Involuntary Termination;

ii) Executive’s Annual Base Salary at the annual rate in effect 180 days prior to the date of his Involuntary Termination; and

iii) Executive’s Annual Base Salary at the annual rate in effect immediately prior to a Change of Control if Executive’s employment shall be subject to an Involuntary Termination during the Change of Control Period.

(iv) “Board” means the Board of Managers of CEP.

(v) “Cause” means Executive

(A) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties,

(B) has failed to substantially perform the duties and services reasonably required by the Company; provided, that such failure continues for at least 30 days after Executive’s receipt of written notice of such failure from the Company,

(C) has willfully engaged in conduct that is materially injurious to CEP or its subsidiaries (monetarily or otherwise),

(D) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or CEP (including the unauthorized disclosure of confidential or proprietary material information of the Company or CEP) or

(E) has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude.

For purposes of this definition, “moral turpitude” means an act of baseness, vileness or depravity in the private and social duties which one owes to his fellow man.

(vi) “Change of Control” shall be deemed to have occurred upon any one or more of the following events:

(A) Board Change.

i) During any period of 24 consecutive months, individuals who, at the commencement of such period, constitute all of the Class B Managers (the “Incumbent Class B Managers”) cease for any reason to constitute all of the Class B Managers; provided, however, that any person becoming a Class B Manager subsequent to the commencement of such period, whose election or nomination for election was approved by a vote of at least two Incumbent Class B Managers then on the Board (either by a specific vote or by approval of the proxy statement of CEP in which such person is named as a nominee for Class B Manager, without written objection to such nomination) shall be an Incumbent Class B Manager; provided further, however, that no individual initially nominated as a Class B Manager of CEP by the holder of the Class A Units of

CEP or any of its Affiliates, or nominated or elected as a result of an actual or threatened election contest with respect to the Managers of CEP or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board, shall be deemed to be an Incumbent Class B Manager; or

ii) Excluding the circumstances described in Section 1(a)(vi)(A)iii), during any period of 24 consecutive months, individuals who, at the commencement of such period, constitute the Board (each, an “Incumbent Board Member”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a Class B Manager subsequent to the commencement of such period, whose election or nomination for election was approved by a vote of at least two Incumbent Class B Managers then on the Board (either by a specific vote or by approval of the proxy statement of CEP in which such person is named as a nominee for Class B Manager, without written objection to such nomination) shall be an Incumbent Board Member; provided further, however, that no individual initially nominated as a Class B Manager of CEP by the holder of the Class A Units of CEP or any of its Affiliates, or nominated or elected as a result of an actual or threatened election contest with respect to the Managers of CEP or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board, shall be deemed to be an Incumbent Class B Manager; or

iii) During the period of 24 consecutive months immediately following the occurrence of a Class A Event, at least one Class B Manager ceases for any reason to serve CEP as a Manager, whether by removal, resignation or otherwise;

(B) Unit Acquisition. The consummation of any transaction (including, without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CEP representing 25% or more of the combined voting power of CEP’s then outstanding securities eligible to vote for the election of the Board (the “CEP Voting Securities”); provided, however, that, except with respect to PostRock or any of its Affiliates, the event described in this paragraph (ii) shall not be deemed to be a change in control by virtue of any of the following acquisitions (A) by CEP or any organization with respect to which CEP owns a majority of the outstanding equity interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the Managers (or equivalent) (a “Subsidiary Company”), (B) by any employee benefit plan (or related trust) sponsored or maintained by CEP or any Subsidiary Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(C) Business Combination. Consummation of a reorganization, merger, consolidation, statutory equity exchange or similar form of business transaction involving CEP or any Subsidiary Company (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the organization resulting from such Business Combination (the “Surviving Organization”), or (y) if applicable, the ultimate parent organization that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect managers or directors of the Surviving Organization (the “Parent Organization”), is represented by CEP Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by equity interests into which such CEP Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such CEP Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Organization or the Parent Organization), is or becomes the beneficial owner, directly or indirectly, of 25% or more (the “Applicable Percentage”) of the total voting power of the outstanding voting securities eligible to elect managers or directors of the Parent Organization (or, if there is no Parent Organization, the Surviving Organization) except where such person held the Applicable Percentage of CEP Voting Securities immediately prior to the consummation of the Business Combination and (C) at least a majority of the members of the board of managers or directors of the Parent Organization (or, if there is no Parent Organization, the Surviving Organization) following the consummation of the Business Combination were Managers at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination that satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(D) Liquidation. The equity holders of CEP approve a plan of complete liquidation or dissolution of CEP; or

(E) Asset Sale. The consummation of a sale or disposition by CEP of all or substantially all of CEP’s assets, other than a sale or disposition where the holders of CEP Voting Securities outstanding immediately prior thereto hold securities immediately thereafter that represent more than 60% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets.

Notwithstanding the foregoing, a change in control of CEP shall not be deemed to occur solely because any person acquires beneficial ownership of 25% or more of CEP Voting Securities as a result of the acquisition of CEP Voting Securities by CEP that reduces the number of CEP Voting Securities outstanding; provided, however, that if after such acquisition by CEP such person becomes the beneficial owner of additional CEP Voting Securities that increases the percentage of outstanding CEP Voting Securities beneficially owned by such person, a change in control of CEP shall then occur.

(vii) “Change of Control Period” means, with respect to a Change of Control, the two-year period beginning on the date upon which such Change of Control occurs.

(viii) “Class A Event” means the occurrence of any event through which or as a consequence of which (A) PostRock shall cease to beneficially own, directly or indirectly, at least 50% of the Class A Units of CEP that are then outstanding (including where PostRock or any of its direct or indirect subsidiaries (individually, a “PostRock Entity”) enters into a total return swap or any other contractual arrangement whereby a PostRock Entity transfers any economic interest in at least 50% of the Class A Units of CEP that are then outstanding); (B) a PostRock Acquisition occurs; or (C) PostRock shall cease to have the right, directly or indirectly, to direct the appointment of all Class A Managers pursuant to Section 11.8(d) of the LLC Agreement or otherwise (including where any PostRock Entity enters into any contractual arrangement whereby a PostRock Entity grants any Person other than a wholly owned PostRock Entity the right or option, directly or indirectly, to direct the appointment of any number of the Class A Managers pursuant to Section 11.8(d) of the LLC Agreement or otherwise). Notwithstanding the amendment of the definition of Class A Event in this Agreement, a Class A Event shall be deemed to have occurred, most recently as of March 12, 2012, for purposes of a potential Change of Control under Section 1(a)(vi)(A)iii).

(ix) “Code” means the Internal Revenue Code of 1986, as amended.

(x) “Compensation Committee” means the Compensation Committee of the Board.

(xi) “Disability” means that, as a result of Executive’s incapacity due to physical or mental illness, (i) he shall have been absent from the full-time performance of his duties for six consecutive months, (ii) the Board reasonably determines that such incapacity is expected to be suffered for a period of at least 12 consecutive months from the date such absence first occurred and (iii) he shall not have returned to full-time performance of his duties within 30 days after written notice of disability is given to Executive or his representative by the Company (a “Disability Notice”); provided, however, that such Disability Notice may not be given prior to 30 days before the expiration of such six-month period.

(xii) “Effective Date” means April 5, 2012.

(xiii) “Enhanced Severance Amount” means an amount equal to two times Executive’s Annual Compensation.

(xiv) “Event of Good Reason” means:

(A) The occurrence, prior to a Change of Control or after the expiration of a Change of Control Period, of any one or more of the following:

i) a material reduction in the nature or scope of Executive’s authority or duties from those previously applicable to him; provided, however, that, if Executive holds more than one office, the removal from any offices other than the most senior shall not constitute an Event of Good Reason;

ii) a reduction in Executive’s Annual Base Salary, except with Executive’s prior written consent;

iii) a diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans that provide opportunities to receive compensation that are substantially similar to the opportunities provided by CEP or the Company to executives with comparable duties (subject, in each case to CEP and Executive performance, as applicable);

iv) a change in the location of Executive’s principal place of employment by the Company by more than 60 miles from the location where he was principally employed; provided, however, that such change in the location of Executive’s principal place of employment shall not constitute an Event of Good Reason if Executive consents to such decision to relocate prior to such change in location.

(B) The occurrence, within a Change of Control Period, of any one or more of the following (except with Executive’s prior written consent):

i) a material reduction in the nature or scope of Executive’s authority or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

ii) a reduction in Executive’s Annual Base Salary from that provided to him immediately prior to the date on which a Change of Control occurs;

iii) a diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans that provide opportunities to receive compensation that are the greater of (A) the opportunities provided by CEP or the Company and any of its subsidiaries for executives with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs that have at least the same potential target performance level compensation thereunder with no material increase to the difficulty of achieving such target performance level in light of CEP’s then-current financial condition, operations and business plan;

iv) a material diminution in employee benefits (including medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by CEP or the Company and any of its subsidiaries to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change of Control occurs; or

v) a change in the location of Executive’s principal place of employment by the Company by more than 60 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs; provided, however, that such change in the location of Executive’s principal place of employment shall not constitute an Event of Good Reason if Executive consents to the decision to relocate prior to such change in location.

(xv) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xvi) “Involuntary Termination” means any termination of Executive’s employment with the Company that:

(A) does not result from a resignation by Executive (other than a resignation pursuant to clause (iii) of this Section 1(a)(xvi));

(B) results from the Company’s delivery of a notice pursuant to Section 3(a) that no automatic extension shall occur upon the Initial Expiration Date; or

(C) results from a resignation by Executive on or before the date that is 60 days after the occurrence of an Event of Good Reason;

provided, however, that the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.

(xvii) “LLC Agreement” means the Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of November 20, 2006, as amended, and as may be further amended from time to time.

(xviii) “Manager” means a member of the Board.

(xix) “Omnibus Incentive Plan” means (i) Constellation Energy Partners LLC Long-Term Incentive Plan, (ii) the Constellation Energy Partners LLC 2009 Omnibus Incentive Plan and (iii) any additional or successor plan adopted by CEP or any of its Affiliates for the benefit of the employees of CEP or any of its Affiliates, each as amended, restated or otherwise modified from time to time.

(xx) “Performance Award” has the meaning given such term in the Omnibus Incentive Plan.

(xxi) “PostRock” means PostRock Energy Corporation, a Delaware corporation.

(xxii) “PostRock Acquisition” means the consummation of a reorganization, merger, consolidation, statutory equity exchange or similar form of business transaction involving PostRock (a “PostRock Business Combination”), unless immediately following such PostRock Business Combination: (A) more than 60% of the total voting power of (x) the organization resulting from such PostRock Business Combination (the “PostRock Surviving Organization”), or (y) if applicable, the ultimate parent organization that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect managers or directors of the PostRock Surviving Organization (the “PostRock Parent Organization”), is represented by combined voting power of PostRock’s then outstanding securities eligible to vote for the election of the PostRock Board (the “PostRock Voting Securities”) that were outstanding immediately prior to such PostRock Business Combination (or, if applicable, is represented by equity interests into which such PostRock Voting Securities were converted pursuant to such PostRock Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such PostRock Voting Securities among the holders thereof immediately prior to the PostRock Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the PostRock Surviving Organization or the PostRock Parent

Organization), is or becomes the beneficial owner, directly or indirectly, of 25% or more (the “PostRock Percentage”) of the total voting power of the outstanding voting securities eligible to elect managers or directors of the PostRock Parent Organization (or, if there is no PostRock Parent Organization, the PostRock Surviving Organization) except where such person held the PostRock Percentage of PostRock Voting Securities immediately prior to the consummation of the PostRock Business Combination and (C) at least a majority of the members of the board of managers or directors of the PostRock Parent Organization (or, if there is no PostRock Parent Organization, the PostRock Surviving Organization) following the consummation of the PostRock Business Combination were members of the PostRock Board at the time of the PostRock Board’s approval of the execution of the initial agreement providing for such PostRock Business Combination.

(xxiii) “PostRock Board” means the Board of Directors of PostRock.

(xxiv) “PostRock Ownership Event” means the consummation of any transaction or other event whereby PostRock or any of its Affiliates becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 49% or more of CEP’s then-outstanding Common Units.

(xxv) “Severance Amount” means an amount equal to one and one-half times Executive’s Annual Compensation; provided, however, that such amount shall include a Target-Level Bonus only if a bonus was paid to or earned by Executive for the most recently completed fiscal year of CEP.

(xxvi) “Severance Period” means the period commencing on the date of Involuntary Termination and continuing for 12 months thereafter.

(xxvii) “Special Termination Option” means Executive’s right to terminate his employment hereunder within one year of the first occurrence of a PostRock Ownership Event.

(xxviii) “Target-Based Grant” means an award under the Omnibus Incentive Plan for which eligibility or pay-out is determined by reference to the achievement of a Performance Goal, as such term is defined in the Omnibus Incentive Plan.

(xxix) “Target-Level Bonus” means that bonus required or indicated under a Performance Award or other Target-Based Grant under the Omnibus Incentive Plan or other bonus arrangement of CEP or the Company, in each case as if all target performance goals were achieved.

(b) Interpretations.

(i) General. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section means such Article or Section hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (d) where any provision of this Agreement refers to action to be taken by either party, or that such party is prohibited from taking an action, such provision shall be applicable whether such action is taken directly or indirectly by such party.

(ii) Comparable Positions. For purposes of this Agreement, the offices of chief financial officer or general counsel shall be deemed to have comparable duties to those of Executive.

2.

EMPLOYMENT AND DUTIES

(a) Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section (a) of this Agreement (the “Term”), Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.

(b) Positions. From and after the Effective Date during the Term, the Company shall employ Executive in the position of President, Chief Executive Officer and Chief Operating Officer of CEP and President, Chief Executive Officer and Chief Operating Officer of the Company.

(c) Duties and Services. Executive agrees to serve in the position(s) referred to in Section (b) and to perform diligently the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices that CEP or the Company may reasonably designate from time to time. Executive’s employment shall also be subject to the policies maintained and established by CEP or the Company that are of general applicability to CEP’s or the Company’s employees, as such policies may be amended from time to time.

(d) Other Interests. Executive agrees, during the period of such employment by the Company, to devote substantially all of Executive’s business time, energy and efforts to the business and affairs of CEP and the Company.

(e) Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of CEP and the Company. In keeping with such duty, Executive shall make full disclosure to CEP and the Company of all business opportunities pertaining to CEP’s or the Company’s businesses and shall not appropriate for Executive’s own benefit business opportunities concerning CEP’s or the Company’s businesses.

(f) Disclosure Representation. Executive represents to the Company that no event of the type referred to in Section 1(a)(v)(E) has occurred with respect to Executive other than as has been disclosed to the Board.

3.

TERM AND TERMINATION OF EMPLOYMENT

(a) Term. Unless Executive’s employment hereunder is sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on May 1, 2014 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment hereunder has not been terminated pursuant to Section (b) or Section (c), then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 180 days prior to the Initial Expiration Date or any anniversary thereof either party shall give written notice to the other that no such automatic extension shall occur. Notwithstanding the foregoing, if a Change of Control occurs during the term of this Agreement, the term of this Agreement shall automatically extend until the last day of the Change of Control Period.

(b) The Company’s Right To Terminate. Notwithstanding the provisions of Section (a), the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s Disability;

(iii) for Cause; or

(iv) for any other reason whatsoever, in the sole discretion of the Board.

(c) Executive’s Right To Terminate. Notwithstanding the provisions of Section (a), Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i) as a result of an Event of Good Reason; provided, however, that prior to Executive’s termination as a result of an Event of Good Reason, Executive must give written notice to the Company of the specific occurrence that resulted in the Event of Good Reason and such occurrence must remain uncorrected for 30 calendar days following such written notice; or

(ii) at any time for any other reason whatsoever, in the sole discretion of Executive.

(d) Notice of Termination. If the Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term, it shall do so by giving written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination; provided, however, that no such action shall alter or amend any other provisions of this Agreement or rights arising under this Agreement. If Executive desires to terminate his employment hereunder at any time prior to expiration of the Term, he shall do so by giving a 60-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination; provided, however, that no such action shall alter or amend any other provisions of this Agreement or rights arising under this Agreement.

(e) Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer and manager or director, as applicable, (if applicable) of CEP, the Company and each of its Affiliates, unless Executive owns at least 10% of the issued and outstanding CEP Voting Securities, in which case such resignation shall not be deemed an automatic resignation of Executive from the Board, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which CEP holds an equity interest and with respect to which board or similar governing body Executive serves as CEP’s designee or other representative.

4.

COMPENSATION AND BENEFITS

(a) Base Salary. During the Term, Executive shall receive an initial Annual Base Salary of $339,900, effective February 27, 2012. Executive’s Annual Base Salary shall be reviewed by the Compensation Committee on an annual basis, and, in the sole discretion of the Compensation Committee, such Annual Base Salary may be increased, effective as of any date determined by the Compensation Committee. Executive’s Annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

1. Bonuses. During the Term, the Company shall cause CEP to make yearly grants to Executive of a Performance Award under the Omnibus Incentive Plan; provided, however, that all determinations relating to Executive’s participation, including those relating to the performance goals applicable to Executive and Executive’s level of participation and payout opportunity, shall be made by the Compensation Committee in its sole discretion.

(b) Long-Term Incentive. During the Term, the Company shall cause CEP to make yearly long-term incentive grants to Executive under the Omnibus Incentive Plan; provided, however, that all determinations relating to Executive’s participation, including those relating to the performance goals applicable to Executive and Executive’s level of participation and payout opportunity, shall be made by the Compensation Committee in its sole discretion.

(c) Life Insurance. To the extent such insurance is available to the Company on commercially reasonable terms, the Company shall obtain, and thereafter maintain at all times prior to the termination of Executive’s employment hereunder pursuant to 3, a term life insurance policy with a responsible and reputable insurance company on the life of Executive, in the face amount equal to Executive’s then-current Annual Base Salary, which policy shall name any party designated by Executive as the beneficiary thereunder.

(d) Other Perquisites. During Executive’s employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, the Company shall no less frequently than monthly reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(ii) Vacation. During his employment hereunder, Executive shall be entitled each calendar year to such number of days of paid vacation and to all holidays, in each case as provided to employees of the Company generally.

(iii) Other Company Benefits. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, that are now, or may hereafter be, available to other executives or employees of the Company. Such benefits, plans and programs shall include any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like that may be maintained by the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, as long as such changes are similarly applicable to employees generally.

5.

EFFECT OF TERMINATION ON

COMPENSATION; ADDITIONAL PAYMENTS

(a) Termination Other Than an Involuntary Termination.

(i) Except as provided in Section 5(a)(ii), if Executive’s employment hereunder shall terminate upon expiration of the Term because either party has provided the notice contemplated in Section 3(a) or for any other reason except those described in Section (b) and Section 5(c), then all compensation and all benefits to Executive under this Agreement shall continue to be provided until the date of such termination of employment, and such compensation and benefits shall terminate contemporaneously with such termination of employment.

(ii) If Executive shall die or the Company shall have delivered a Disability Notice, then all compensation and all benefits to Executive under this Agreement shall continue to be provided until the date of such death or the date on which the Disability Notice is delivered; provided, however, that (A) all awards under the Omnibus Incentive Plan shall immediately accelerate, if then unvested, and vest in Executive or the legal representative of his estate; and (B) for the year in which Executive’s death or the Company’s delivery of a Disability Notice, as applicable, occurs, the Company shall pay in cash, within sixty (60) days after the date of such death or delivery of such Disability Notice, to Executive or the legal representative of his estate the applicable Target-Level Bonus, pro rated for the number of days elapsed in such year at the time of such death or delivery, as applicable.

(b) Involuntary Termination Other Than During a Change of Control Period. If Executive’s employment hereunder shall be subject to an Involuntary Termination that occurs prior to a Change of Control or after the expiration of a Change of Control Period, then the Company shall, subject to Section 5(g), pay to Executive, as additional compensation for services rendered to the Company (including CEP and its subsidiaries), the following amounts and take the following actions after the last day of Executive’s employment with the Company:

(i) Pay Executive a lump-sum cash payment in an amount equal to the Severance Amount, which lump-sum cash payment shall be made on the first day the timing of which would not cause any part of the Severance Amount to be subject to additional taxes or interest under Section 409A of the Code.

(ii) Cause any and all outstanding options and other non-vested awards under the Omnibus Incentive Plan that are held by Executive, to become immediately vested, earned and exercisable in full and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by CEP or the Company to become immediately nonforfeitable.

(iii) Cause Executive and those of his dependents (including Executive’s spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that

(A) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive),

(B) if Executive (and/or Executive’s spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had Executive voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and

(C) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable to Executive, then the Company shall pay to Executive an amount (the “tax gross-up payment”) equal to an amount as is required to hold Executive harmless from any additional tax liability (including liability under Section 409A of the Code) relating to such reimbursement or payment). Any such tax gross-up payment shall be made as soon as practicable after Executive remits the taxes, but in all events within 30 days of such remittance.

The Company shall pay any premiums arising from such coverage on a monthly basis.

(c) Involuntary Termination in Anticipation of a Change of Control or During a Change of Control Period; Special Termination Option. If (X) Executive’s employment hereunder shall be subject to an Involuntary Termination either (i) during the period commencing on the public announcement of a transaction which if consummated will constitute a Change of Control and ending on the date of consummation of such Change of Control and if such termination (1) was at the request of a third party effecting the Change of Control or (2) otherwise arose in connection with or in anticipation of the Change of Control or (ii) during a Change of Control Period or (Y) Executive shall have delivered notice to the Company of his exercise of the Special Termination Option within one year following the first occurrence of a PostRock Ownership Event, then the Company shall, subject to Section 5(g), pay to Executive, as additional compensation for services rendered to the Company (including CEP and its subsidiaries), the following amounts and take the following actions after the last day of Executive’s employment with the Company:

(i) Pay Executive a lump-sum cash payment in an amount equal to the Enhanced Severance Amount, which lump-sum cash payment shall be made on the first day the timing of which would not cause any part of the Enhanced Severance Amount to be subject to additional taxes or interest under Section 409A of the Code.

(ii) Pay Executive a lump-sum cash payment in respect of the Performance Award under the Omnibus Incentive Plan for the then-current year, which amount (the “Current-Year PA Payment”) shall be paid out as if target-level performance thereunder will have been achieved for such year; provided, however, that the Current-Year PA Payment shall be prorated based on the number of whole or partial months that have occurred as of the date of such Involuntary Termination. The Current-Year PA Payment shall be made on the first day the timing of which would not cause any part of such payment to be subject to additional taxes or interest under Section 409A of the Code.

(iii) Pay Executive a lump-sum cash payment under the Omnibus Incentive Plan for any Target-Based Grants for the then-current year (not including any Performance Awards), which amount (the “Other TBG Payment”) shall be paid out as if target-level performance thereunder will be achieved for such year; provided, however, that the Other TBG Payment shall be prorated based on the number of whole or partial months that have occurred as of the date of such Involuntary Termination. The Other TBG Payment shall be made on the first day the timing of which would not cause any part of such payment to be subject to additional taxes or interest under Section 409A of the Code.

(iv) Cause any and all outstanding options and other non-vested awards under the Omnibus Incentive Plan that are held by Executive, to become immediately vested, earned and exercisable in full and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by CEP or the Company to become immediately nonforfeitable.

(v) Cause Executive and those of his dependents (including Executive’s spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that

(A) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive),

(B) if Executive (and/or Executive’s spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had Executive voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and

(C) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive.

The Company shall pay any premiums arising from such coverage on a monthly basis.

(vi) Should any amount paid or benefit delivered pursuant to this Section 5(c) result in an excise tax payable by Executive, the Company shall pay to Executive an amount (the “tax gross-up payment”) as is required to hold Executive harmless from such excise tax and any additional tax liability arising as a result of any part of the tax gross-up payment. Any such tax gross-up payment shall be made as soon as practicable after Executive remits the taxes, but in all events within 30 days of such remittance.

(d) Interest on Late Payments. If any payment provided for in Section 5(a), Section (b) or Section 5(c) hereof is not made when due, then the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated, on a per-annum basis, at 2% plus the prime or base rate of interest as reported from time to time in the Wall Street Journal, and shall further hold Executive harmless from any liability under Section 409A of the Code.

(e) Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, the Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this 5 shall be received by Executive as liquidated damages.

(f) Other Benefits. This Agreement governs the rights and obligations of Executive and the Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to unit options, restricted units, incentive and deferred compensation, life insurance policies insuring the life of Executive and other benefits under the plans and programs maintained by the Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

(g) Release. As a condition to the Company’s obligations arising under Section 5(b) and Section 5(c), Executive shall first execute and deliver to the Company a release, in the form reasonably established by the Compensation Committee, releasing the Company, CEP and their respective Affiliates, officers, managers, directors, employees and agents, from any and all claims and from any and all causes of action of any kind or character, including all claims and causes of action arising out of Executive’s employment hereunder or the termination of such employment. The performance of the Company’s obligations under Section 5(b) and Section 5(c) and the receipt of the severance benefits provided thereunder by Executive shall constitute full settlement of all such claims and causes of action. Executive shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which severance benefits under Section 5(b) and Section 5(c) are owing and any amounts due Executive pursuant to Section 5(b) and Section 5(c) shall not be reduced or suspended if Executive accepts subsequent employment or earns any amounts as a self-employed individual. Executive’s rights under Section 5(b) and Section 5(c) are Executive’s sole and exclusive rights against the Company and any of its Affiliates and the Company’s and its Affiliates’ sole and exclusive liability to Executive under, by reason of or related to this Agreement, whether in contract, tort or otherwise, for the termination of his employment by the Company. Nothing contained in this Section 5(g) shall be construed to be a waiver by Executive of any benefits accrued for or due Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, CEP or any of their respective subsidiaries except that Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company, CEP or any of their respective subsidiaries.

6.

OTHER AGREEMENTS

(a) Protection of Confidential Information.

(i) Disclosure to and Property of CEP or the Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to CEP’s or the Company’s business, trade secrets, products or services (including all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within a customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, the “Confidential Information”) shall be disclosed to CEP or the Company and are and shall be the sole and exclusive property of the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Upon Executive’s termination of employment hereunder, for any reason, Executive shall promptly deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

(ii) Disclosure to Executive. The Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of CEP or the Company; and/or has and will entrust Executive with business opportunities of CEP or the Company; and/or has and will place Executive in a position to develop business goodwill on behalf of CEP or the Company. Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product.

(iii) No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment hereunder, make any unauthorized disclosure of, and will prevent the removal from CEP’s or the Company’s premises of, Confidential Information or Work Product, or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment hereunder. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him under this Agreement to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation under this Agreement to keep confidential any Confidential Information if and to the extent that disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment hereunder exclusively belongs to the Company (and not to Executive), and Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company, shall be third-party beneficiaries of Executive’s obligations under this Section 6(a). As a result of Executive’s employment hereunder, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers and the like, of CEP or the Company. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and work product to the same extent, and on the same basis, as the Confidential Information and Work Product.

(iv) Ownership by the Company. If, during Executive’s employment hereunder, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to CEP’s or the Company’s business, products or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on CEP’s or the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of an audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made-for-hire, and the Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made-for-hire, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein.

(v) Assistance By Executive. During the period of Executive’s employment hereunder and thereafter, Executive shall reasonably assist the Company and its nominee, at any time, in (a) the protection of the Company’s worldwide right, title and interest in and to Work Product, (b) the execution of all formal assignment documents requested by the Company or its nominee and (c) the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

(vi) Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6(a) by Executive, and the Company shall be entitled to enforce the provisions of this Section 6(a) by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 6(a) but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

(b) Non-Disparagement. Except as required by law, for a period of one year immediately following any termination of Executive’s employment hereunder (a) Executive agrees to refrain from making any statement disparaging CEP or the Company, any officer, manager, employee or other service provider for CEP or the Company, or any product or service offered by CEP, the Company or any of their respective Affiliates; and (b) the Company agrees to refrain from making any statement disparaging Executive.

(c) Non-Solicitation. For a period of one year immediately following any termination of Executive’s employment hereunder, Executive shall not directly or indirectly solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any employee or consultant of CEP or the Company to terminate their relationship with CEP or the Company, as the case may be; provided, however, that nothing in this Section 6(c) shall prohibit the use of a general solicitation in a publication or by other means.

(d) Claw-back.

(i) Post-Termination Payments. Executive agrees to promptly repay to the Company all payments made pursuant to any of Section 5(b), Section 5(c), Section 5(d) or Section 5(e) if there has been a final and non-appealable judgment entered by a court of competent jurisdiction that found willful misconduct by Executive in the performance of his duties prior to the termination of his employment hereunder.

(ii) Pre-Termination Bonuses. Executive agrees to promptly repay to the Company any Overpayment in the event of any restatement of CEP’s financial statements that are filed with the Securities and Exchange Commission. For purposes of this Section 6(d)(ii), “Overpayment” means the excess, if any, of (i) the amounts actually paid by the Company pursuant to Section 1 for the two years immediately prior to such restatement over (ii) the amounts that should have been paid pursuant to Section 1 for those two years based on the financial results reflected in such restated financial statements.

7.

MISCELLANEOUS

(a) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees, other reasonable professional fees and disbursements incurred in such litigation and hereby agrees (i) to promptly reimburse Executive in full all such fees and disbursements and (ii) to promptly pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated, on a per-annum basis, at 2% plus the prime or base rate of interest as reported from time to time in the Wall Street Journal. All reimbursement obligations arising pursuant to this Section 7(a) shall remain in effect throughout the applicable statute of limitations applicable to any contractual claim under this Agreement. Any expenses eligible for reimbursement hereunder shall not affect the expenses eligible for reimbursement in any other calendar year. The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

(b) Payment Obligations Absolute. Except as specifically provided in Section 6(a)(vi), the Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that CEP, the Company or any of their respective subsidiaries may have against him or anyone else. All amounts payable by the Company (including its subsidiaries) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Section 5(b)(iii) or Section 5(c)(v) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

(c) Notices. For purposes of this Agreement, notices and all other communications provided in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, or when sent by recognized overnight delivery service, addressed as follows:

If to the Company:

Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, TX 77002

Attention: Legal Department

If to Executive:

Stephen R. Brunner

1801 Main Street, Suite 1300

Houston, TX 77002

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

(d) Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without reference to its choice of law provisions.

(e) No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f) Severability. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(h) Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

(i) Headings. The Article, Section and paragraph headings have been inserted herein for purposes of convenience and shall not be used for interpretive purposes.

(j) Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(k) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

(l) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including all prior employment and severance agreements, if any, by and between the Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

(m) CEP Agreements.

(i) CEP Guaranty. CEP hereby unconditionally and irrevocably guarantees to Executive the prompt and full discharge by the Company of all of the Company’s covenants, agreements, obligations and liabilities under this Agreement (the “Company Obligations”) in accordance with the terms hereof. CEP hereby guarantees to Executive full and complete performance by the Company of each and all of the Obligations, including the due and punctual payment of all amounts that may become due and payable to Executive hereunder. CEP acknowledges and agrees that, with respect to all Company Obligations that are obligations to pay money, such guaranty shall be a guaranty of payment and not of collection. If the Company shall default in the due and punctual performance of any of the Company Obligations, including the full and timely payment of any amounts owed pursuant to the Company Obligations, CEP will forthwith perform or cause to be performed such Company Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense and without notice or demand by Executive or the necessity of exhausting Executive’s remedies against the Company in respect of such Company Obligations. Without limiting the generality of the remaining terms and conditions of this Agreement, the parties to this Agreement agree and acknowledge that nothing in this Section 7(m)(i) shall hinder the Company in the full exercise of its right to terminate the employment of Executive pursuant to Section 3(b).

(ii) CEP Not Employer. The Company, CEP and Executive each acknowledge and agree that CEP is a party to this Agreement solely for the limited purpose making the agreements set out in this Section 7(m) and nothing in this Agreement is intended to make CEP the employer of Executive for any purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:

CEP SERVICES COMPANY, INC.

By:
Name:	Charles C. Ward
Title:	Chief Financial Officer and Treasurer

EXECUTIVE

Stephen R. Brunner

CEP:

CONSTELLATION ENERGY PARTNERS LLC (solely for purposes of agreeing to Section 7(m) of this Agreement)

By:
Name:	Charles C. Ward
Title:	Chief Financial Officer and Treasurer